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                                                                    EXHIBIT 21.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                         SUBSIDIARIES OF THE REGISTRANT







1. Intercounty Mortgage Inc., a wholly-owned subsidiary of the Company, was formed by the Company in January 1995 and is incorporated in the state of Delaware.

2. Meritage Mortgage Corporation, a wholly-owned subsidiary of the Company, was acquired by the Company in April 1997 and is incorporated in the state of Oregon.

3. Resource Bancshares Corporation, a wholly-owned subsidiary of the Company, was acquired by the Company in December 1997 and is incorporated in the state of South Carolina.

4. Laureate Realty Services, Inc., a wholly-owned subsidiary of Resource Bancshares Corporation, was acquired by the Company in December 1997 and is incorporated in the state of South Carolina.